UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

TELENAV, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0521800
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1130 Kifer Road

Sunnyvale, California 94086

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates: 333-162771

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note

Prior to April 15, 2010, we were known as TNAV Holdings, Inc. and we conducted our business through TeleNav, Inc. and its subsidiaries. Except as disclosed in the prospectus included in the Registration Statement (defined below), the consolidated financial statements and selected historical consolidated financial data and other financial information included in the Registration Statement are those of TeleNav, Inc. and its subsidiaries and do not give effect to the corporate reorganization described below. On April 15, 2010, TeleNav, Inc. merged with and into its wholly owned subsidiary, TNAV Holdings, Inc., the Registrant. The stockholders of TeleNav, Inc. became stockholders of TNAV Holdings, Inc. and TNAV Holdings, Inc. changed its name to TeleNav, Inc. The stockholders of both entities approved the merger in December 2009. Shares of the common stock of TeleNav, Inc., the surviving entity, are being offered by the prospectus included in the Registration Statement. Prior to the merger and the offering, TNAV Holdings, Inc. held no material assets and did not engage in any operations.

Item 1.	Description of Registrant’s Securities to be Registered.

TeleNav, Inc., (the “Registrant”) hereby incorporates by reference the description of its Common Stock to be registered hereunder contained under the heading “Description of Capital Stock” in the Registrant’s Registration Statement on Form S-1 (File No. 333-162771), as originally filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2009, as amended (the “Registration Statement”), and in the prospectus included in the Registration Statement to be filed separately by the Registrant with the Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus shall be deemed to be incorporated by reference herein.

Item 2.	Exhibits.

Pursuant to the “Instructions as to Exhibits” section of Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The NASDAQ Stock Market LLC and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: April 26, 2010	TELENAV, INC.

	By:	/s/ H.P. JIN
H. P. Jin
President, Chief Executive Officer and Chairman of the Board of Directors